Exhibit 10.3

Director Compensation Summary

We pay our non-management directors an annual retainer of $150,000 per year, $60,000 of which we pay in cash and $90,000 of which we pay in stock units or restricted stock, as described below.  A director may elect to receive up to 100 percent of his annual retainer in stock units or restricted stock.  The Chairman of the Board receives an additional $100,000 annual retainer, the Chairman of the Audit Committee receives an additional $30,000 annual retainer and the Chairman of each of the Compensation Committee, the Nominating and Governance Committee, the Finance Committee and the Risk Oversight Committee receives an additional $10,000 annual retainer.  Members of the Audit Committee, other than the chairman, receive an additional $10,000 annual retainer and members, other than the chairmen, of each of the Compensation Committee, the Nominating and Governance Committee, the Finance Committee and the Risk Oversight Committee receive an additional $5,000 annual retainer.  The Company will generally not pay a fee for attendance at board or committee meetings, though the Chief Executive Officer has the discretion to pay attendance fees of $2,000 for extraordinary or special meetings.

We awarded an initial, one-time grant of restricted shares with a value of $100,000 to each non-management director upon closing of our initial public offering, which we refer to as our IPO, or, if later, upon the director’s initial election to the Board of Directors.  These restricted shares will vest on the day immediately prior to the third annual shareholders meeting at which directors are elected following the grant of the shares.

We grant annual retainer awards in the form of stock units until the share ownership guidelines have been met.  The first 10,000 stock units awarded to each director became, or will become, non-forfeitable on the day immediately prior to the first annual shareholders meeting at which directors are elected following the grant of the units.  We mandatorily defer the issuance of Common Shares for these units until six months after termination of the director’s service on the Board of Directors.  After directors meet the share ownership guidelines discussed below, they may elect to receive their annual retainer equity award in the form of either restricted shares that vest on the day immediately prior to the first annual shareholders meeting at which directors are elected following the grant of the shares, or stock units that become non-forfeitable on the day immediately prior to the first annual shareholders meeting at which directors are elected following the grant of the units, with the issuance of Common Shares deferred to a later date chosen by the director.  The directors that have been in office since immediately following the IPO have satisfied our stock ownership guidelines.  Directors cannot sell or transfer stock units until we issue the Common Shares to them.  We credit dividend equivalents to stock units as additional stock units.